Exhibit 99.2

Micro Therapeutics Raises $17 Million from Sale of Exchangeable Notes —Company also Announces HUD Designation for use of ONYX in Brain Aneurysms—

Irvine, Calif.—December 8, 2003—Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX) today announced that it has raised $17 million from the sale of exchangeable notes. Funds managed by Warburg Pincus and The Vertical Group collectively purchased an aggregate of $13 million of the notes. The financing included two other institutional investors, both of whom are existing stockholders.

Upon the satisfaction of certain conditions, including the receipt by MTI of stockholder approval to an increase in its authorized number of shares of common stock, the holders of the notes have agreed to exchange the notes for shares of MTI common stock. MTI currently expects to solicit stockholder approval in the first quarter of 2004. At the time of the exchange, the aggregate principal amount of the notes plus accrued interest thereon will be exchanged for shares of MTI common stock at a price of $2.73 per share, representing a negotiated discount to the average closing price of MTI’s common stock for the five-day period that included the company’s announcement of its 2003 third quarter financial results on November 5, 2003. The notes pay an annual interest rate of 7% and mature December 4, 2004.

This announcement is not an offer to sell either the notes or the common stock issued, or to be issued, in the private placement described above. The private placement is being made by MTI without a selling agent, and the opportunity to participate in the private placement was available to a very limited group of accredited investors. Neither the shares of common stock issued or to be issued in the private placement, nor the notes issued, have been registered under the Securities Act of 1933, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. This announcement is only a description of the private placement and is not a solicitation of a proxy. Information concerning the private placement will be included in a proxy statement to be furnished to stockholders.

HUD Designation

Separately, the company announced that Onyx®, MTI’s proprietary liquid embolic material, has received designation by the Food and Drug Administration (FDA) as a Humanitarian Use Device (HUD) for the treatment of large and wide-neck brain aneurysms.

The HUD designation resulted from the FDA’s review and acceptance of the company’s definition of a patient population with large or wide-neck brain aneurysms to be less than 4,000 patients annually that may be candidates for treatment with Onyx.

In order to market a Humanitarian Use Device in the United States, the company must first submit to the FDA and obtain approval for a Humanitarian Device Exemption (HDE) application. An HDE application is similar to a pre-market approval (PMA) application. The company intends to submit an HDE application during the second quarter of 2004.

MTI has been conducting an FDA-approved pivotal clinical trial comparing Onyx with embolic coils for the treatment of brain aneurysms. However, the pace of enrollment in this trial has not met expectations. Accordingly, MTI has concluded that its efforts with the current generation of Onyx and associated delivery systems should be focused on patients with large and wide-neck aneurysms. The company has therefore announced that enrollment in the current Onyx aneurysm trial will be suspended so that it can focus on the HDE application process.

About Micro Therapeutics, Inc.

About Micro Therapeutics, Inc. Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s neurovascular products have been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. The company’s products are sold throughout much of the world, with Onyx® proceeding through regulatory processes in the United States and Japan. MTI markets more than 225 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: the enforcement of the Dutch court’s ruling by the patent holders, filing an action that would successfully permit the company to continue to sell its embolic coils in the EU, successfully appealing the Dutch court’s ruling, the impact of the Dutch court’s ruling on the detachable coil product line, effectiveness and pace of current and future product development, success of clinical testing, regulatory approval, product demand and market acceptance, and the impact of competitive products and pricing. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB, and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.